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                                                                  EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of the 1st day of January, 2001 (this "Agreement"), by and between W.R. Grace & Co.-Conn., a Connecticut corporation (the "Company"), and Paul J. Norris (the "Executive").

     WHEREAS, Executive has served as the President and Chief Executive Officer of the Company since November 1, 1998 and as Chairman since January 1999.

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that, in light of increased risks and financial uncertainties facing the Company and the industry as a whole, it is in the best interests of the Company and its shareholders to continue to employ Executive, in the capacity and on the terms and conditions hereinafter set forth.

     WHEREAS, Executive is willing to accept continued employment with the Company in light of such increased risks and financial uncertainties, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     This Agreement specifies the terms and conditions of Executive's continued employment with the Company as Chairman, President and Chief Executive Officer, which have been approved by the Board and/or the Compensation Committee of the Board (the "Compensation Committee"), as applicable.

1. POSITION AND DUTIES

     At all times throughout the Employment Term (as defined below), Executive shall serve as the Company's Chairman, President and Chief Executive Officer. Executive's principal obligations, duties and responsibilities shall be those that are generally inherent in those offices and titles. In this regard, all employees of the Company (and its subsidiaries) shall continue to report directly or indirectly to Executive. Executive's office shall continue to be located at the Company's headquarters in Columbia, Maryland.

2. TERM OF AGREEMENT

     a) The initial term of Executive's employment under this Agreement shall be from the date hereof through December 31, 2002, unless Executive's employment is sooner terminated for any reason (the "Initial Term").

     b) Unless Executive or the Company provides written notice to the contrary at least 180 days prior to the expiration of the Initial Term, or any renewal term, Executive's employment shall be extended for an additional one-year renewal term following the expiration of the Initial Term or such renewal term. The Initial Term, together with any and all renewal terms, are collectively referred to herein as the "Employment Term." The Employment Term (including any renewal term) shall terminate upon Executive's termination of employment for any reason. During any renewal term, Executive's annual base salary and target percentages under the



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Company's annual incentive compensation program (the "Annual Incentive
Compensation Program") and the Company's long-term incentive compensation program shall be no less favorable to Executive, in the aggregate, than those applicable to Executive as of the date hereof, and Executive shall continue to participate in all benefit plans and programs for which he is eligible (according to the terms of such plans and programs) on terms no less favorable than those applicable to the most senior executives of the Company from time to time. Not later than 120 days prior to the commencement of any renewal term, the Company shall communicate to Executive any change in the annual base salary and the target percentages under the Annual Incentive Compensation Program and the Company's long-term incentive compensation program that shall apply to Executive during such renewal term, consistent with the requirements of this Section 2(b).

3. COMPENSATION

     In consideration for, among other things, Executive's continued services to the Company, Executive's opportunities lost as a result of his continued employment with the Company, and any risks associated with Executive's continued employment with the Company, the following compensation provisions shall apply, except as otherwise indicated, throughout the Employment Term:

     a) Executive's annual base salary shall be not less than $875,000.00, subject to withholding of all taxes and similar charges required by applicable law to be withheld and subject to annual review by the Board or the Compensation Committee for possible increase. Executive's salary shall cease to accrue immediately upon his termination of employment with the Company for any reason.

     b) Subject to Section 2(b), Executive shall continue to participate in the Company's Annual Incentive Compensation Program, on terms no less favorable than those applicable to the Company's other most senior executives. The awards under this Program are in cash, are contingent upon individual performance, are paid on a calendar year basis and shall be determined by the financial results of the Company as a whole. In addition, all annual incentive compensation awards are subject to approval by the Compensation Committee or the Board. Executive shall be eligible for a targeted award under the program of 75% (or higher, if deemed appropriate by the Compensation Committee) of Executive's annual base salary. For the calendar year in which Executive's employment terminates for any reason (other than Cause), Executive or his beneficiary shall receive an award under the Annual Incentive Compensation Program at the time that Executive would have received such award had his employment with the Company not terminated, in an amount equal to the product of (i) the award to which Executive would be entitled by operation of the Annual Incentive Compensation Program for performance in the year of Executive's employment termination, as if his employment had not terminated, and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through Executive's employment termination date, and the denominator of which is 365. Except as set forth in the preceding sentence, immediately upon Executive's termination of employment with the Company for any reason, Executive shall cease to be eligible for awards under the Annual Incentive Compensation Program.



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     c) The final installment of Executive's non-statutory stock option grant made on November 1, 1998 (covering 146,342 shares) will vest on November 1, 2001. However, these options will vest immediately upon earlier termination of Executive's employment by the Company without Cause or termination of employment by Executive on the basis of Constructive Discharge (each, as defined below), including following a "change in control" of the Company, as defined in the Executive Severance Agreement (the "Executive Severance Agreement") dated as of November 1, 1998 between the Company and Executive and as may be subsequently amended (a "Change in Control"), or upon Executive's death or disability ("Disability") as defined under the Company's Long-Term Disability Income Plan (the "LTD Plan"), and Executive shall have a period of three years after the date of Executive's termination of employment to exercise those options.

     d) The Compensation Committee shall consider Executive for future stock option grants at such times as grants are considered for other officers of the Company or at such other appropriate times as the Compensation Committee shall deem appropriate.

     e) The restrictions on the final installment of Executive's restricted stock award made on November 1, 1998 (covering 56,911 of Grace Common Stock) will lapse on November 1, 2001. Executive may choose to receive this award in the form of unrestricted shares or may convert the award to cash in the amount of $10.25 for each unrestricted share; provided, however, that this restricted stock award will vest immediately upon termination of Executive's employment by the Company without Cause, by Executive on the basis of Constructive Discharge (including following a Change in Control), or by reason of Executive's death or Disability. Executive will continue to be eligible to vote such shares during the period of restriction and receive applicable dividends, if any, on such shares.

     f) Within five business days of the date of the execution of this Agreement, Executive shall have received, for services to be rendered through December 31, 2001, an $875,000 retention bonus (the "Initial Retention Bonus"). (The $875,000 equals Executive's annual base salary as of the date hereof.) In addition, if Executive's employment with the Company pursuant to this Agreement has not sooner been terminated, Executive shall become entitled to receive, and shall receive: (i) on December 31, 2001, for services to be rendered through December 31, 2002, a $500,000 retention bonus; and (ii) on December 31, 2002, an additional $500,000 retention bonus. The payments described in clauses (i) and (ii) of the immediately preceding sentence are herein collectively referred to as the "Retention Bonus." If Executive's employment is terminated by the Company for Cause or by Executive other than on the basis of Constructive Discharge (including following a Change in Control), death or Disability, Executive shall forfeit any unpaid portion of the Retention Bonus that Executive was not entitled to receive on or before the date of such termination. If Executive's employment is terminated by Executive on the basis of Constructive Discharge (including following a Change in Control), death or Disability, or by the Company without Cause, the Company shall pay to Executive any unpaid portion of the Retention Bonus within five business days of such termination.

4. CLAWBACK

     If Executive terminates his employment prior to December 31, 2001 other than on the basis of Constructive Discharge (including following a Change in Control), death, or Disability,


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Executive agrees to repay to the Company a pro rata portion of the Initial
Retention Bonus previously paid to Executive equal to the product of (a) $875,000 and (b) a fraction, the numerator of which is the number of days in the period beginning on the date of such employment termination and ending on December 31, 2001, and the denominator of which is 365. If Executive terminates his employment after December 31, 2001 and prior to December 31, 2002 other than on the basis of Constructive Discharge (including following a Change in Control), death, or Disability, Executive agrees to repay to the Company a pro rata portion of the Retention Bonus previously paid to Executive equal to the product of (a) $500,000 and (b) a fraction, the numerator of which is the number of days in the period beginning on the date of such employment termination and ending on December 31, 2002, and the denominator of which is 365.

5.          SPECIAL STOCK APPRECIATION PAYMENT

     a) The Company shall make a stock appreciation payment to Executive calculated as described in the next sentence, in the event that Executive exercises any portion of the stock option described in Section 3(c) of this Agreement that becomes vested (such vested options are referred to below as the "Vested Initial Options"), at a time when the market value of a share of Grace Common Stock is greater than the option price per share of the grant. With regard to any such Vested Initial Options exercised by Executive, the stock appreciation payment by the Company will be equal to the result of the following equation: (i) the number of Vested Initial Options exercised, multiplied by (ii) a dollar amount equal to the option price per share of the grant minus $10.25.

     b) In addition, the Company shall make a stock appreciation payment to Executive in the event that Executive cancels any portion of his Vested Initial Options before exercise of such portion and at a time when the market value of a share of Grace Common Stock is less than (or equal to) the option price per share of the grant but greater than $10.25. In order to receive such a payment for canceled options, Executive must inform the Company's chief human resources officer in writing of Executive's election to cancel any portion of his Vested Initial Options, and such cancellation shall be effective on the date such writing is received by that officer. With regard to any Vested Initial Options cancelled in accordance with that procedure, the payment by the Company under this Section 5(b) will be equal to the result of the following equation: (i) the number of Vested Initial Options that are canceled, multiplied by (ii) a dollar amount equal to the "Fair Market Value" (as defined in the 1998 Grace Stock Incentive Plan) of a share of Grace common stock on the date that the cancellation is effective minus $10.25.

     c) In the event of Executive's death at a time when Executive's estate (or other authorized person) is entitled to exercise Vested Initial Options, in accordance with the terms of the 1998 Stock Incentive Plan, then the payments and procedures described in this section shall apply with regard to such person.

6. SEVERANCE PAY ARRANGEMENT

     In the event that Executive's employment is terminated by the Company without Cause or by Executive on the basis of Constructive Discharge during the Employment Term, Executive shall be entitled to receive a severance payment of two times the dollar amount that equals 175%


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of Executive's annual base salary at the rate in effect at the time his employment is terminated. The parties hereby acknowledge that the severance payment provided for in this Section 6 shall be earned by Executive upon termination of his employment with the Company and that such severance payment is intended by the parties to compensate Executive for the hardships he may suffer as a result of his termination of employment with the Company. The severance payment shall be paid to Executive in a single lump sum immediately after Executive's date of employment termination, but in no event later than five business days after such date. Notwithstanding any language to the contrary contained in the Executive Severance Agreement, the LTD Plan, and/or the Grace Executive Salary Protection Plan (the "ESP Plan"), any payments Executive is entitled to receive under such agreement or plans shall be reduced, dollar-for-dollar, but not below zero, by any payments actually paid to Executive pursuant to this Section 6. Similarly, any payments previously paid to Executive pursuant to the Executive Severance Agreement, the LTD Plan and/or the ESP Plan Executive shall reduce, dollar-for-dollar, but not below zero, the amount of Executive's claim for payments owing to him under this Section 6 (which reduction shall be applied first to any portion of such claim that is not allowable in any bankruptcy case to which the Company is subject).

7. SUPPLEMENTAL PENSION ARRANGEMENT

     a) Except as otherwise provided below, Executive shall receive a supplemental pension from the Company, which considers all of Executive's prior years of actual service (i) with W.R. Grace & Co. from February 1968 to May 1969 and from February 8, 1971 to August 5, 1981, and (ii) with AlliedSignal from August 1989 to October 1998 (the "Prior Years of Service"), as if such service had been continuous service with the Company. The supplemental pension will be payable from the general assets of the Company and it will not be pre-funded in any manner.

     b) The supplemental pension shall be calculated by applying the Grace Salaried Retirement Plan and the W.R. Grace & Co. Supplemental Executive Retirement Plan, effective October 4, 1984, as amended through the date hereof (the "SERP"), benefit formula to the Prior Years of Service and all of Executive's years of service with the Company from and after November 1, 1998, and using Executive's "final average compensation" (as defined by those plans) to derive a total retirement benefit (the "TRB"); provided, that in determining "final average compensation," only compensation earned by Executive with respect to periods from and after November 1, 1998 shall be taken into account. The Company shall then pay to Executive a supplemental pension equal to the excess of the TRB over any retirement benefits to which Executive is Entitled (as defined below) under the Grace Salaried Retirement Plan, the SERP and any AlliedSignal defined-benefit retirement plans. For purposes of this Agreement, Executive is "Entitled" to a benefit or payment under a plan, program or other arrangement to the extent that Executive retains an actual right to receive such benefit or payment, taking into consideration any reduction of such right pursuant to any bankruptcy case to which the Company is subject. In the event Executive does not actually receive a SERP benefit to which Executive is Entitled, the Company shall pay such benefit to Executive as part of Executive's supplemental pension benefit pursuant to this Section 7(b).

     c) In the event that, prior to November 1, 2001, Executive terminates his employment other than on the basis of Constructive Discharge (including following a Change in Control), death, or


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Disability, or Executive is terminated by the Company for Cause, Executive shall not be entitled to receive the supplemental pension payments provided for in this Section 7.

     d) In the event that the Grace Salaried Retirement Plan is amended during the Employment Term in a manner that affects the calculation of benefits provided for in this Section 7, then the supplemental pension shall be adjusted in an equitable manner consistent with such amendment. Any such adjustment shall be determined by the actuary for the Grace Salaried Retirement Plan; provided, however, that such adjustment shall not, in any event, decrease Executive's supplemental pension below the amount that would be calculated pursuant to this Section 7 based on Executive's Prior Years of Service, all of his years of service with the Company from and after November 1, 1998, and his "final average compensation" as of the day immediately preceding the effective date of such amendment.

     e) Notwithstanding anything to the contrary in this Agreement or in any plan or program relating to Executive's retirement benefits, in the event of Executive's termination of employment with the Company on or after November 1, 2001, the Company shall, immediately after the date of Executive's termination of employment with the Company, but in no event later than 30 business days after such date, pay to Executive, in a lump sum (such lump sum determined, except to the extent otherwise set forth in Section 7(b), in accordance with the methodology and assumptions specified under the Grace Salaried Retirement
Plan), all supplemental retirement benefits payable to Executive by the Company (including pursuant to the supplemental pension arrangement and the SERP), whether or not payable pursuant to a plan of the Company. Notwithstanding anything herein to the contrary, in the event Executive's employment with the Company is terminated on the basis of Constructive Discharge (including following a Change in Control), the Company shall use all commercially reasonable efforts to pay Executive the lump sum payment specified in this
Section 7(e) within five business days after the date of Executive's termination of employment, but in no event later than 30 business days after such date.

8. CAUSE

     "Cause," for purposes of this Agreement, means:

     a) Commission by Executive of a criminal act (i.e., any act which, if successfully prosecuted by the appropriate authorities would constitute a crime under state or federal law) or of significant misconduct, in each case which has had or will have a direct material adverse effect upon the business affairs, properties, reputation, operations, or results of operations or financial condition of Company,

     b) Refusal or failure of Executive to comply with the mandates of the Board (unless any such Board mandate constitutes a ground for Constructive Discharge pursuant to Section 9 and, prior to Executive's failure to comply with such mandate, Executive provides written notice to the Board indicating that such mandate constitutes a ground for Constructive Discharge), or failure by Executive substantially to perform Executive's duties hereunder, other than any failure resulting from Executive's total or partial incapacity due to physical or mental illness, which refusal or failure has not been cured within 30 days after written notice thereof has been given to Executive, or



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     c) Any material breach of any of the terms of this Agreement by Executive, which breach has not been cured within 30 days after written notice thereof has been given to Executive.

9. CONSTRUCTIVE DISCHARGE

     "Constructive Discharge," for purposes of this Agreement, means the occurrence of any of the following without Executive's prior written consent:

     a) any change in Executive's title from that set forth in Section 1 of this Agreement,

     b) the relocation of the Company's headquarters to a location more than 35 miles away from its current site, as set forth in Section 1 of this Agreement,

     c) any material diminution in Executive's level of authority and freedom to exercise the authority delegated to Executive by the Board, other than an isolated, insubstantial and inadvertent action that is not made in bad faith and is remedied by the Company within 30 days after written notice thereof has been given by Executive,

     d) the assignment to Executive of any duties inconsistent with Executive's status as Chairman, President and Chief Executive Officer of the Company, other than an isolated, insubstantial and inadvertent failure that is not made in bad faith and is remedied by the Company within 30 days after written notice thereof has been given by Executive,

     e) the Company fails, within 60 days following the entry of an order for relief with respect to a bankruptcy case (to which the Company is subject) to properly file a motion to assume this Agreement and all of the Company's obligations hereunder with the court having jurisdiction over such case,

     f) the Company fails to obtain, within 90 days following the entry of an order for relief with respect to a bankruptcy case (to which the Company is subject) from the court having jurisdiction over such case, authorization to assume this Agreement and to pay the compensation and other amounts owing to Executive under this Agreement when and as such amounts become due and payable in accordance with the provisions hereof,

     g) any material breach of this Agreement by the Company, which breach has not been cured within 30 days after notice thereof has been given to the Company by Executive,

     h) in accordance with Section 2(b), written notice by the Company to Executive indicating that the Company does not wish to extend the Initial Term, or any renewal term, or

     i) the determination by Executive that the compensation arrangements applicable to him during any future renewal term do not comply with Section 2(b) of this Agreement, after notice by Executive to the Company thereof and failure by the Company to remedy such noncompliance within 30 days of receipt of such notice; provided, however, that any such notice shall be delivered by Executive to the Company not later than 90 days prior to the scheduled commencement of such renewal term.



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Any good faith determination of "Constructive Discharge" made by Executive shall be conclusive.

A termination of employment by Executive on the basis of Constructive Discharge shall be effectuated by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Constructive Discharge and the specific provision(s) of this Agreement on which Executive relies. A termination of employment by Executive on the basis of Constructive Discharge pursuant solely to Section(s) 9(a), 9(b), and/or 9(e) shall be effective on the fifth business day following the date such notice is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given). A termination of employment by Executive on the basis of Constructive Discharge pursuant to Section 9(c), 9(d) or 9(f) shall be effective 30 days after such notice is given.

Executive's failure or delay, at any time throughout the Employment Term, to exercise Executive's right to terminate his employment on the basis of Constructive Discharge, shall not be deemed a waiver of any such right, and, except as otherwise provided in this Section 9, Executive shall continue to possess such right to terminate his employment based on Constructive Discharge at any time during the Employment Term.

A termination of Executive's employment by Executive other than on the basis of Constructive Discharge shall be effectuated by giving the Company written notice of the termination.

10. RELOCATION ASSISTANCE

     Subject to the restrictions set forth in this Section 10, the Company shall, upon written request from Executive received by the Company after the date of Executive's termination of employment with the Company, provide to Executive all relocation assistance described in the Headquarters Office Relocation Policy (the "Policy") for current employees in effect as of the date of this Agreement (copy attached hereto). The Company's obligation to provide relocation assistance to Executive pursuant to this Section 10 shall continue for a period of two years from the later of the date of Executive's termination of employment with the Company or the date of termination of Executive's service as a member of the Board. The relocation assistance to be provided to Executive pursuant to this Section 10 shall be available only for relocation within the continental United States. Notwithstanding anything contained in the Policy to the contrary, the Company shall provide Executive with two months' salary, grossed up for federal, state and local income taxes, to cover incidental relocation expenses. In addition, Executive's "capital loss protection" (in the event Executive sells his current residence) shall be grossed up for federal, state and local income taxes and shall not be subject to the limitations set forth in the Policy. Notwithstanding the foregoing, if, prior to October 31, 2001, Executive terminates his employment other than on the basis of Constructive Discharge (including following a Change in Control), death, or Disability, then the Company shall not be required to provide any relocation assistance to Executive pursuant to this Section 10.



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11. LEGAL EXPENSES

     The Company agrees to reimburse Executive for reasonable legal expenses, not to exceed $30,000, that Executive incurs with respect to negotiating this Agreement.

12. FINANCIAL COUNSELING PROGRAM

     As an officer of the Company, Executive shall, throughout the Employment Term, continue to be eligible to participate in the Company's Financial Counseling Program. This Program provides Executive with financial and estate planning and income tax preparation assistance. The Company shall pay up to $10,000 per calendar year for reasonable expenses relating to such assistance.

13. COMPANY CAR

     Throughout the Employment Term, the Company shall continue to arrange for Executive to lease, at the Company's expense, an automobile of Executive's choice similar to the automobile currently used by Executive at Company expense, for Company business and for Executive's personal use.

14. EXECUTIVE PHYSICAL PROGRAM

     As an officer of the Company, Executive shall, throughout the Employment Term, continue to be entitled to receive a Company-paid annual executive physical examination.

15. CLUB MEMBERSHIP

            Throughout the Employment Term, the Company shall continue to provide Executive with membership at Cattail Creek Country Club of Howard County, Maryland (or, during the Employment Term, any successor country or luncheon club of Executive's choice) (the "Club"), in addition to any corporate club memberships maintained by the Company. With respect to the Club, the Company shall pay Executive's membership deposit and Executive shall pay any annual dues applicable to his Club membership. The Company shall not seek to obtain a refund of any deposit made by the Company to the Club for so long as Executive continues to pay his annual dues, including during periods following the Employment Term.

16. VACATION

     As an officer of the Company, Executive shall continue to be entitled to four weeks of paid vacation per full calendar year during the Employment Term and may carry over unused vacation time in accordance with applicable Company policy.

17. MISCELLANEOUS FRINGE BENEFITS

     As an employee and senior officer of the Company, Executive shall, at all times throughout his Employment Term, participate in all Company fringe benefit plans and


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programs, as in effect from time to time (subject to the terms and conditions of each such plan or program) on terms and conditions no less favorable than those applicable to the Company's other most senior officers.

18. SECURITY

     During the Employment Term, the Company shall continue to provide appropriate security for Executive, Executive's spouse and Executive's primary residence.

19. INDEMNIFICATION COMMITMENT

     The Company shall, to the extent permitted by applicable law, indemnify Executive and hold Executive harmless from and against any and all losses and liabilities Executive may incur as a result of his performance of his duties hereunder in accordance with the provisions of this Agreement (except those liabilities that result from any behavior by Executive that is enumerated in the "Cause" definition of this Agreement). In addition, the Company shall indemnify and hold Executive harmless against any and all losses and liabilities that Executive may incur, directly or indirectly, as a result of any third party claims brought against Executive (other than by any taxing authority) with respect to the Company's performance of (or failure to perform) any commitment made to Executive in Section 3 of this Agreement. The Company shall obtain such policy or policies of insurance as it reasonably may deem appropriate to effect this indemnification; provided, however, that in no event shall the Company modify its insurance coverage with respect to Executive in a manner that renders such coverage less favorable to Executive than that in force as of the date hereof.

20. AIR TRAVEL

     In addition to the usual Company policies regarding air travel by senior officers on Company business, the Company shall continue to provide Executive with travel by chartered aircraft or with travel on an aircraft fractionally owned by the Company, at times requested by Executive including reasonable personal travel that is included as taxable income to Executive.

21. NOTICES

     Executive and the Company agree that any notices and other communications permitted or required under this Agreement shall be in writing and shall be given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                                    If to Executive:

                                                Paul J. Norris
                                                W.R. Grace & Co.
                                                7500 Grace Drive
                                                Columbia, MD  21044

                                    If to the Company:



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                                                W.R. Grace & Co.
                                                Attention:  General Counsel
                                                7500 Grace Drive
                                                Columbia, MD  21044

                                                with a copy to:

                                                Andrew R. Brownstein, Esq.
                                                Wachtell, Lipton, Rosen & Katz
                                                51 W. 52nd St.
                                                New York, NY  10019

or to such other address as either party furnishes to the other in writing in accordance with this Section 21. Notices and communications shall be effective when actually received by the addressee.

22. GOVERNING LAW AND DISPUTE RESOLUTION

     a) Any dispute, controversy or claim arising out of or relating to this Agreement, a breach thereof or the coverage or enforceability of this Section 22 shall be settled by arbitration in accordance with the laws of the State of Maryland, without respect to the conflict of laws rules thereof, and the arbitration shall be conducted in Maryland or such other location as the Company and Executive may mutually agree in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in New York, NY on the date of delivery of demand for arbitration, which demand shall be provided in accordance with Section 21 of this Agreement. The parties expressly acknowledge that they are waiving their rights to seek remedies in court, including without limitation the right (if any) to a jury trial.

     b) There shall be three arbitrators, one to be chosen by each party at will within 10 business days from the date of delivery of demand for arbitration and the third arbitrator to be selected by the two arbitrators so chosen. If the two arbitrators are unable to select a third arbitrator within 10 business days after the last of the two arbitrators is chosen by the parties, the third arbitrator shall be designated, on application by either party, by the American Arbitration Association.

     c) The decision of a majority of the arbitrators shall be final and binding on both parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. Judgment upon any award of the arbitrators may be entered in any court of competent jurisdiction, or application may be made to any such court for the judicial acceptance of the award and for an order of enforcement.

     d) The Company shall pay the fees and expenses incurred in connection with any arbitration arising out of this Agreement, including attorney's fees, unless a majority of the arbitrators concludes that such arbitration procedure was not instituted in good faith by Executive, in which case each party shall bear its own expenses.



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23. SUCCESSORS

     a) Except as otherwise provided herein, this Agreement is personal to Executive, and without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

     b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 23(c), this Agreement shall not be assignable by the Company without the prior written consent of Executive.

     c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

24. EXECUTIVE'S RIGHTS; SURVIVAL

     In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under this Agreement, nor shall the amount of any payment required hereunder be reduced by any compensation or other payment earned or received by Executive as a result of his employment with any other employer. Except as otherwise provided herein, all of Executive's rights under Sections 3, 4, 5, 6, 7, 10, 11, 15, 17, 19, 22, 23, 24, 25 and 26 of this Agreement, to the extent applicable, shall survive the termination of his employment and/or the termination of this Agreement.

25. SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable in whole or in part, such provision, to the extent it is invalid or unenforceable, shall be revised to the extent necessary to make the provision, or part thereof, valid and enforceable, consistent with the intentions of the parties hereto. Any provision of this Agreement that is held invalid or unenforceable, in whole or in part, shall not affect the validity and enforceability of the other provision of this agreement, which shall remain in full force and effect.

26. MISCELLANEOUS

     a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

     b) This Agreement may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement, executed by Executive and the Company.



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

c) Executive and the Company acknowledge that this Agreement contains the entire understanding of the parties concerning the subject matter hereof, and that this Agreement supersedes the letter agreement between Executive and the Company dated October 26, 1998. Except as expressly otherwise provided herein, this Agreement shall not adversely affect Executive's right to participate in, or receive any benefit under, any incentive, severance or other benefit plan or program in which Executive may from time to time participate.

            IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                       /s/ Paul J. Norris
                       -------------------------------------------------------
                       Paul J. Norris





                       W.R. GRACE & CO.



                       By: /s/ W. Brian McGowan
  Name:
                           ---------------------------------------------------
                       W. Brian McGowan
                          Title:   Senior Vice President


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